Exhibit 99.2

MAGELLAN PETROLEUM COMPLETES AUSTRALIAN ASSET SWAP TRANSACTION WITH SANTOS

Company receives A$25 million in net proceeds and expects post closing adjustments of approximately A$3 million from Santos
Magellan cash position now stands at approximately US$45 million
Enters into 17-year contract with Santos for all Palm Valley field natural gas production with potential undiscounted revenue value of A$100 million

Denver, CO/May 30, 2012---Magellan Petroleum Corporation (NASDAQ: MPET), which focuses on exploring and maximizing the potential of its oil and gas assets in the United States, Australia, and the United Kingdom, today announced the completion of its previously announced Australian asset swap with Santos Ltd. Under the terms of the agreement, Magellan has:

▪	Received A$25.0 million in net cash proceeds and expects to receive post-closing adjustments in an additional amount of approximately A$3.6 million within the next sixty days from Santos;

▪	Increased ownership to 100% in the Palm Valley and Dingo natural gas fields;

▪	Sold all of its interests in the Mereenie oil and natural gas field to Santos;

▪
Executed a 17-year gas sales contract with Santos for the sale of natural gas production in an amount of up to 23 Bcf from the Palm Valley field, which production volumes have in turn been sold by Santos to a sizeable mining customer in Australia; and

▪	Retained the opportunity to earn up to A$17.5 million in bonus payments based on Mereenie achieving certain production milestones over the next 20 years.

As a result of the transaction's completion, Magellan's consolidated cash position has increased to approximately US$45.0 million, including expected post-closing adjustments. In addition, the 17-year contract for all of the currently existing Palm Valley field production is expected to increase Magellan's total reported proved reserves by approximately 18 Bcf of natural gas (3 MMboe) as well as to generate approximately A$100.0 million in cumulative undiscounted revenue. The Company will now focus on marketing Dingo's natural gas resources to the Australian mining industry. The Company will also undertake a review of Palm Valley in an attempt to determine if there exist additional undeveloped reserves in this field.

“Completing our asset swap transaction with Santos is a transformational milestone for Magellan Petroleum and illustrates the continued execution of our turnaround strategy set in place last year,” said Tom Wilson, President and CEO of Magellan. “In addition to enhancing a very strong balance sheet, the transaction completes our Australian asset rationalization effort and provides our company with a long term, stable cash flow resource with more operational and cost control. At the same time, a potential for upside from our Australian assets has been created based on the Mereenie field achieving certain production milestones, the development of our Dingo asset, and, longer-term, the results of the upcoming seismic survey of our Bonaparte Basin asset.”

“The Australian mining industry is seeking alternatives to the costly diesel oil currently used in most mining operations,” continued Mr. Wilson. “Palm Valley's proximity to mining operations enabled Santos to enter into a long-term supply agreement and illustrates the current attractiveness of the Australian market for natural gas. Our goal is to directly enter into a similar agreement with a blue-chip mining customer for Dingo's natural gas resources, and we are actively pursuing such negotiations.”

Magellan also announced today that the 3-D seismic survey for its 100% owned exploration block in the Bonaparte Basin, offshore Australia in the Timor Sea, is expected to be conducted in the Australian winter of 2012. The survey is designed to determine the existence, and, if so, the possible size, of a natural gas exploration prospect that existing 2-D data suggests is present on this block.

FORWARD LOOKING STATEMENTS
Statements in this release which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about the Company and its subsidiaries may relate to their businesses and prospects, revenues, expenses, operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations.   Among these risks and uncertainties are: (i) uncertainties inherent in the expected amount and timing of post-closing adjustments to be recovered from Santos; (ii) whether the Palm Valley wells will perform as predicted and possess the existing estimated natural gas reserves, and whether there exist additional reserves in this field that can be economically produced and marketed; (iii) whether the Dingo field resources exist as currently estimated and, if so, whether these resources can be sold on acceptable terms to a third party; (iv) whether the currently perceived exploration prospect on the Bonaparte Basin license will prove to exist and yield an economically feasible field; and (v) those set forth in the Company's Risk Factors section of its most recent Form 10-K and subsequent Form 10-Qs filed with the SEC.

ABOUT MAGELLAN
Magellan is an independent energy company engaged in the exploration, development, production, and sale of crude oil and natural gas from currently held assets in the United States, Australia, and the United Kingdom. Traded on the NASDAQ since 1972, the Company conducts its operations through two wholly owned subsidiaries, Nautilus Poplar LLC, which owns Poplar, a highly attractive oil field in the Williston Basin, and Magellan Petroleum Australia Limited, a successful independent oil and gas company in Australia and the UK in existence since the 1960s. The Company's mission is to enhance shareholder value by maximizing the full potential of existing assets.

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For further information, please contact:
Matthew Ciardiello, Manager, Investor Relations at 720.570.3858, ext. 3

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